Free Writing Prospectus Filed pursuant to Rule 433 Registration Statement No. 333-162195 Dated May 23, 2011

Invesco PowerShares has expanded its marketing partnership with Deutsche Bank to include the first exchange traded products to provide investors with a cost
 -effective and convenient way to take a long, short or leveraged view on the performance of some of the most prominent government bonds, currencies and commodities in the world.

Deutsche Bank AG, London Branch has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.
 Before you invest, you should read the prospectus and other documents filed by
 Deutsche Bank AG, London Branch for more complete information about the issuer and this offering. You may get these documents for free by visiting dbfunds.db.
 com or EDGAR on the SEC website at www.sec.gov. Alternatively, you may request a prospectus by calling 800.983.0903, or you may request a copy from any dealer participating in this offering.

The PowerShares DB ETNs are not suitable for all investors and should be utilized only by sophisticated investors who understand leverage risk, consequences of seeking monthly leveraged investment results and intend to actively monitor and manage their investments. Investing in the ETNs is not equivalent to a direct investment in the index or index components because the current principal amount (the amount you invested) is reset each month, resulting in the compounding of monthly returns. The principal amount is also subject to the investor fee, which can adversely affect returns. The amount you receive at maturity (or upon an earlier repurchase) will be contingent upon each monthly performance of the index during the term of the securities. There is no guarantee that you will receive at maturity, or upon an earlier repurchase your initial investment back or any return on that investment.

Significant adverse monthly performances for your securities may not be offset by any beneficial monthly performances.

Certain marketing services may be provided for these products by Invesco
 Distributors, Inc. or its affiliate, Invesco PowerShares Capital Management
 LLC. Neither firm is affiliated with Deutsche Bank.

PowerShares is a registered trademark of Invesco PowerShares Capital Management
 LLC. Invesco PowerShares Capital Management LLC is an indirect, wholly owned subsidiary of Invesco Ltd.

An investor should consider the securities' investment objective, risks, charges and expenses carefully before investing.